EXHIBIT 11

SARA LEE CORPORATION AND SUBSIDIARIES

Computation of Net Income per Common Share

(in millions, except per share data)

	FOR THE PERIODS ENDED APRIL 1, 2000
	THIRTEEN WEEKS ENDED		THIRTY-NINE WEEKS ENDED
	Basic	Diluted	Basic	Diluted
EARNINGS:
Net income	$262	$262	$909	$909
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(9)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	(1)	—	(2)

Net Income Available for Common Stockholders	$259	$261	$900	$907

SHARES:
Weighted Average Shares Outstanding	878	878	881	881
Add: Common Stock Equivalents—
ESOP Convertible Preferred Stock	—	28	—	28
Stock Options	—	1	—	2
Restricted Stock and Other	—	4	—	5

Adjusted Weighted Average Shares Outstanding	878	911	881	916

NET INCOME PER COMMON SHARE	$0.30	$0.29	$1.02	$0.99

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EXHIBIT 11
(Continued)

SARA LEE CORPORATION AND SUBSIDIARIES

Computation of Net Income per Common Share

(in millions, except per share data)

	FOR THE PERIODS ENDED MARCH 27, 1999
	THIRTEEN WEEKS ENDED		THIRTY-NINE WEEKS ENDED
	Basic	Diluted	Basic	Diluted
EARNINGS:
Net income	$245	$245	$905	$905
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(9)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	(1)	—	(3)

Net Income Available for Common Stockholders	$242	$244	$896	$902

SHARES:
Weighted Average Shares Outstanding	903	903	908	908
Add: Common Stock Equivalents—
ESOP Convertible Preferred Stock	—	30	—	30
Stock Options	—	9	—	11
Restricted Stock and Other	—	5	—	4

Adjusted Weighted Average Shares Outstanding	903	947	908	953

NET INCOME PER COMMON SHARE	$0.27	$0.26	$0.99	$0.95

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